Exhibit 99.1


                             FOR IMMEDIATE RELEASE

  STRATFORD AMERICAN CORPORATION ANNOUNCES PURCHASE OF OIL AND GAS PROPERTIES


     PHOENIX, Ariz. - (BUSINESS WIRE) - June 7, 2002 - Stratford American Corporation (OTC Bulletin Board: STFA) today announced that it's wholly owned subsidiary, Stratford American Energy Corporation, has acquired working interests in 23 oil and gas properties located in Oklahoma and Texas effective as of April 1, 2002 in exchange for $738,000 in cash. The transaction closed on June 5, 2002. The Company anticipates revenues from the newly acquired working interests in the oil and gas properties to be approximately $300,000 for the first full year of production. In addition to the working interests in the properties acquired, the Company has agreed to participate on a proportionate basis in the drilling of a development well on one of the properties acquired.

     On April 19, 2001 Stratford American Corporation had acquired SA Oil and Gas Corporation, a privately held oil & gas company that owns working interests and/or royalty interests in oil and gas properties located in Oklahoma and Texas.

     Stratford   American   Corporation   owns  a  17.5%  interest  in  Raintree
Development, which holds approximately 10 acres of real property in Scottsdale, Arizona, for office development.

     The Company plans to continue to acquire oil, gas and real estate properties that generate cash flow and net income on a long-term basis.

Contact: Stratford American Corporation
         Mel Shultz (602) 956-7809

SAFE HARBOR STATEMENT:

     Certain statements contained in this release, including statements regarding the Company's plan to acquire new unrelated business opportunities, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from the forward-looking statements. Such factors include, among other things: the fact that the Company has no significant operations; the risk that the Company will not be able to complete additional acquisitions to re-establish significant operations; the risk that the Company's acquisitions of SA Oil and Gas Corporation may not be profitable; the risk that the newly acquired working interests will not be profitable; and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.